Filed pursuant to Rule 424(b)(7)

Registration No. 333-290950

Prospectus Supplement No. 1

(To Prospectus dated October 20, 2025)

SOLANA COMPANY

37,679,950 Shares of Common Stock
36,261,239 Shares of Common Stock Underlying Pre-Funded Warrants
81,335,308 Shares of Common Stock Underlying Warrants

This Prospectus Supplement No. 1 (this “Supplement”) is being filed solely to update the information contained in the table in the “Selling Stockholders” section of the prospectus dated October 20, 2025 (the “Prospectus”), relating to the resale by selling stockholders of Solana Company, a Delaware corporation, of up to (i) 37,679,950 shares of Class A common stock (the “PIPE Shares”) of the Company, par value $0.001 per share (“Common Stock”) issued to the investors of the PIPE Offerings (as defined below), (ii) 36,261,239 shares of Common Stock (the “Pre-Funded Warrant Shares”) underlying pre-funded warrants (the “Pre-Funded Warrants”) to purchase shares of Common Stock with an exercise price per share equal to $0.001 issued to the investors of the PIPE Offerings, (iii) 73,941,189 shares of Common Stock (the “Stapled Warrant Shares”) underlying stapled warrants (the “Stapled Warrants”) to purchase shares of Common Stock with an exercise price of $10.134 per underlying share of Common Stock and (iv) 7,394,119 shares of Common Stock (the “Advisor Shares”) underlying warrants (the “Advisor Warrants”) to purchase shares of Common Stock with an exercise price equal to $0.001 per share of Common Stock issued to advisors of the Company pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act.

The PIPE Shares, Pre-Funded Warrants and Stapled Warrants were issued on September 18, 2025, pursuant to certain Subscription Agreements (collectively, the “Subscription Agreements”) dated September 15, 2025 in private placement offerings (the “PIPE Offerings”). The Advisor Warrants were issued on September 18, 2025 pursuant to Strategic Advisory Agreements between the Company and to certain entities providing services for the Company pursuant to Section 4(a)(2) of the Securities Act.

This Supplement modifies, supersedes and supplements information contained in the Prospectus with respect to certain selling stockholders. This Supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus. This Supplement is not complete without and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is November 14, 2025.

SELLING STOCKHOLDERS

Where the name of a Selling Stockholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that Selling Stockholder supersedes and replaces the information regarding such Selling Stockholder in the Prospectus. Information regarding the Selling Securityholders listed in the table below, including the number of shares of Class A Common Stock and Warrants beneficially owned by them, is based on information provided by such Selling Stockholder as of the date of this prospectus supplement.

	Shares Beneficially Owned Before the Offering		Maximum Number of Shares of Common Stock	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number(1)%		Registered for Sale Hereby	Number(2)%
Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B (3)	290,656	*	290,656	-	*
Belay On Group, LLC (4)	72,666	*	72,666	-	*
BT Gifting Trust (5)	11,001,818	6.96%	11,001,818	-	*
Eric Taylor Family Trust (6)	10,986,580	6.95%	10,986,580	-	*
North Rock Digital, LP (7)	290,654	*	290,654	-	*
OGTM Holdings, LLC (8)	581,310	*	581,310	-	*
Origin Capital Partners Limited (9)	290,654	*	290,654	-	*
Paper Group Inc (10)	72,662	*	72,662	-	*
Solana Rocket Holdings Limited (11)	29,646,852	18.76%	29,646,852	-	*

*	Percentage not listed if less than 1%.

(1)	Applicable percentage ownership is based on 158,071,453 shares of our Common Stock outstanding as of November 13, 2025, including all of the applicable Warrants (figure assumes all of the Warrants were exercised).

(2)	Represents the amount of shares that will be held by each Selling Stockholder after completion of this offering based on the assumptions that (a) all Common Stock underlying the Pre-Funded Warrants and Warrants registered for sale by the registration statement of which this prospectus is part of will be sold and (b) no other shares of Common Stock are acquired or sold by such Selling Stockholder prior to completion of this offering. However, the Selling Stockholders may sell all, some or none of such shares offered pursuant to this prospectus and may sell other shares of Common Stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144. We are also assuming, the exercise in full of all of the Pre-Funded Warrants without regard to any beneficial ownership limitations on exercise as described above and as set forth therein.

(3)	Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC -Segregated Master Portfolio B. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B is c/o Ayrton Capital - 55 Post Road West, Westport CT, 06680.

(4)	Joshua Fraser has voting and investment control of the shares held by Belay On Group, LLC and may be deemed the beneficial owner of such shares. The address of Belay On Group, LLC is 1309 Coffeen Avenue STE 1200, Sheridan Wyoming 82801.

(5)	Eric Taylor has voting and investment control of the shares held by BT Gifting Trust and may be deemed the beneficial owner of such shares. The address of BT Gifting Trust is 1575 North Park Drive, Weston, FL 33336.

(6)	Bryan Taylor has voting and investment control of the shares held by Eric Taylor Family Trust and may be deemed the beneficial owner of such shares. The address of Eric Taylor Family Trust is 1575 North Park Drive, Weston, FL 33336.

(7)	Philip H. Press has voting and investment control of the shares held by North Rock Digital, LP and may be deemed the beneficial owner of such shares. The address of North Rock Digital, LP is 1095 Calle Wilson PH-2 Puerta del Condado Condominium, San Juan, Puerto Rico 00907.

(8)	Matthew Liu has voting and investment control of the shares held by OGTM Holdings, LLC and may be deemed the beneficial owner of such shares. The address of OGTM Holdings, LLC is 4525 DEAN MARTIN DR, TOWER 1 - UNIT 2600, LAS VEGAS NV89103.

(9)	Matthew Liu has voting and investment control of the shares held by Origin Capital Partners Limited and may be deemed the beneficial owner of such shares. The address of Origin Capital Partners Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(10)	Danish Chaudhry has voting and investment control of the shares held by Paper Group Inc and may be deemed the beneficial owner of such shares. The address of Paper Group Inc is Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, VG 1110, British Virgin Islands.

(11)	Wai Shing Chung has voting and investment control of the shares held by Solana Rocket Holdings Limited and may be deemed the beneficial owner of such shares. The address of Solana Rocket Holdings Limited is 3rd Floor, J & C Building, Road Town, Tortola, British Virgin Islands, VG1110.